As filed with the Securities and Exchange Commission on July 21, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NORTHWEST BANCORP

(Exact name of registrant as specified in its charter)

Washington	46-1259100
(State of incorporation)	(IRS Employer Identification No.)

105 West 8th Street
Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES 401(K) PLAN

(Full title of the plan)

Matthew P. Deines

President and Chief Executive Officer

First Northwest Bancorp

105 West 8th Street

Port Angeles, Washington 98362

Telephone: (360) 457-0461

(Name, address, and telephone number of agent for service)

Copies to:

Mary Ann Frantz

Miller Nash Graham & Dunn LLP

111 SW Fifth Avenue, Suite 3400

Portland, Oregon 97204

Telephone (503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (1)	100,000 shares	$11.97 (2)	$1,197,000.00 (2)	$155.37

1.

Represents the maximum number of shares of common stock of First Northwest Bancorp (“Common Stock”) that may be offered and sold pursuant to the First Federal Savings and Loan Association of Port Angeles 401(k) Plan (the “Plan”) under this Registration Statement, together with an indeterminate number of shares of Common Stock that may be necessary to adjust the number of shares of Common Stock to be offered and sold pursuant to the Plan as a result of stock splits, dividends or similar transactions, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

2.	Pursuant to Rule 416(c), this Registration Statement also registers an indeterminate amount of interests to be offered and sold pursuant to the Plan.
3.

Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the average of the high and low sales prices of the common stock reported on The Nasdaq Stock Market on July 16, 2020, $11.97.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

a.	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2019.

b.	The First Federal Savings and Loan Association of Port Angeles 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended June 30, 2019, filed on December 24, 2019;

c.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

d.

The Registrant's Current Reports on Form 8-K filed on February 5, 2020, March 17, 2020 (other than portion deemed furnished), April 14, 2020, April 30, 2020 (other than portion deemed furnished), May 4, 2020, May 6, 2020 (other than portion deemed furnished), June 24, 2020, and July 2, 2020.

e.	The description of the Registrant's Common Stock contained in Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2019.

            Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished (but not filed) under Item 2.02 or 7.01 of any Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

Section 23B.08.510 of the Washington Business Corporation Act (the "WBCA") authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their services as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director made party to a proceeding or obligate itself to advance or reimburse expenses incurred in a proceeding without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, subject to certain limitations.

As permitted by the WBCA, the Registrant's articles of incorporation provide that the Registrant shall indemnify any of its directors or officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Registrant, except):

●	acts or omissions of the director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer is finally adjudged liable to the Registrant;

●	conduct of the director or officer finally adjudged to violate Section 23B.08.310 of the WBCA (relating to unlawful distributions); and

●

any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Insurance

The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit No.                                           Description of Document

4.1	Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018.

4.2	Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018.

4.3	First Federal Savings and Loan Association of Port Angeles 401(k) Plan executed April 19, 2016, together with Amendment executed June 3, 2019.

5	IRS determination letter dated March 31, 2014 relating to the First Federal Savings and Loan Association of Port Angeles 401(k) Plan.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

24	Power of attorney of certain officers and directors.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Port Angeles, state of Washington, on the 21st day of July, 2020.

FIRST NORTHWEST BANCORP

By /s/ Matthew P. Deines
Matthew P. Deines
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 21st  day of July, 2020.

Signature	Title

(1) Principal Executive Officer and Director:

/s/ Matthew P. Deines	President and Chief Executive Officer and Director
Matthew P. Deines

(2) Principal Financial and Accounting Officer:

/s/ Geraldine Bullard	Executive Vice President and Chief Financial Officer
Geraldine Bullard

(3) A majority of the Board of Directors

*DANA D. BEHAR	Director
*DAVID A. BLAKE	Director
*CRAIG A. CURTIS	Director
*CINDY H. FINNIE	Director
*DAVID T. FLODSTROM	Director
*STEPHEN E. OLIVER	Director
*NORMAN J. TONINA, JR.	Director
*JENNIFER ZACCARDO	Director

By /s/ Matthew P. Deines
Matthew P. Deines
Attorney-in-Fact

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Port Angeles, state of Washington, on July 21, 2020.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES 401(k) PLAN

By /s/ Geraldine Bullard
Geraldine Bullard

Executive Vice President and Chief Financial
Officer of First Federal Savings and Loan Association of Port Angeles, Plan Administrator